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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                 CONTACTS: BILL WELLS MEDIA

JUNE 26, 2001                                    THOMAS H. MULLER, JR. FINANCIAL

                                                                  (770) 242-8723

              SPECTRX, INC. COMPLETES $12 MILLION PRIVATE PLACEMENT

NORCROSS, Ga., June 26 /PRNewswire/ -- SpectRx, Inc. (Nasdaq: SPRX) today announced the completion of a private placement of approximately 1.9 million shares of its common stock and warrants to purchase approximately 379,000 shares of its common stock, resulting in gross proceeds to the company of approximately $12 million. The warrants are currently exercisable and permit the holder to purchase shares of SpectRx common stock at a price of $9.89 per share. SpectRx intends to use the funds for further product development, working capital and other corporate purposes.

Neither the shares of SpectRx's common stock, nor the warrants to purchase shares of SpectRx's common stock have been registered under the Securities Act of 1933, as amended, and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful. The statements in this news release regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions.